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                  KPM INVESTMENT MANAGEMENT, INC.

                          CODE OF ETHICS


SECTION 1:  DEFINITIONS

      For the purposes of this Code of Ethics, as required by Rule 204-2(a) (12) and (13) under the Investment Advisers Act of 1940 and Section 17(j) of the Investment Company Act of 1940, the following general definitions shall apply:

     1.   Advisory Representative shall include:
          a)   Any officer or director of the Adviser;
          b)   Any employee of the Adviser;
          c)   Any person in a control relationship to the Adviser; and
          d) Any affiliated person of such controlling person, and any affiliated person of such affiliated person.

      An advisory representative shall not include a person who receives no information about current recommendations or trading, or an employee who obtains information in a single instance, in frequently and inadvertently.

      Control  shall  have the same meaning as that  set  forth  in
Section 2(a) (9) of the Investment Company Act of 1940.


SECTION 2:  GENERAL POLICY

      Advisory representatives are specifically reminded that it is unlawful for any of them, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Adviser, or the private client accounts or any other accounts of the Adviser:

     1. To employ any device, scheme or artifice to defraud the Adviser;
     2. To make untrue statement of a material fact to the Adviser, or omit to state to the Adviser a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
     3. To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Adviser; or
     4. To engage in any manipulative practice with respect to the Adviser.

             The  provisions  of  this Code  of  Ethics  have  been
instituted, in part, in an effort to ensure that advisory representatives do not, inadvertently or otherwise, violate the proscriptions outlined above.
SECTION 3:  PROHIBITED PURCHASES AND SALES

      All advisory representatives shall obtain clearance from either the President, Executive Vice President or Compliance Officer prior to effecting any securities transactions in which they, their families (including the spouse, minor children and adults living in the same household as the advisory representative), or trusts of which they are trustees or in which they have a beneficial interest, are parties. Requests for approval shall be submitted on the Preclearance Form attached to these procedures. The above-named shall promptly notify the advisory representative of clearance or denial of clearance to trade. Notification of approval or denial to trade will be evidenced on such forms. Approval will be valid for a period not to exceed fourteen (14) calendar days.

     All advisory representatives are prohibited from:

     1.   Acquiring securities in an initial public offering.
     2. Acquiring securities in a private placement unless the advisory representative can provide persuasive evidence that the purchase of the private placement would not create any conflict of interest between the firm and any client accounts.
     3. Executing a securities transaction on a day during which any client account under KPM management has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn, except as allowed in Section 8 of this policy.


SECTION 4:  ADVISER - FIDUCIARY OBLIGATIONS

     The advisory representatives are cognizant of and committed to the performance of their fiduciary duties under general corporate law and as more specifically articulated in the Investment Advisers Act, including, with limitation, the proscriptions against overreaching, self-dealing and conflicts of interest. Moreover, with respect to certain legal matters and ethical questions arising in the course of their deliberations and actions, such advisory representatives should regularly seek the advice of counsel. These general principles and procedures shall not be affected by the Code of Ethics, which is directed to the particular objective of compliance with the provisions of Rule 204-2(a) (12) and (13) under the Investment Advisers Act of 1940, such provisions are applicable to advisory representatives and to the prevention of engagement in any personal securities transactions by advisory representatives which might conflict with or adversely affect the interests and welfare of the Adviser.


SECTION 5:  REPORTING REQUIREMENTS

1. Every advisory representative shall cause to be delivered to the Adviser's President (or in his absence, the Chief Investment Officer) within ten (10) days following any personal securities transaction, a broker's confirmation of such transaction showing the amount of each security purchased or sold, the date of the transaction, the price at which it was executed, and the name and address of the executing broker or dealer. Such confirmations shall be retained by the Compliance Officer or the Adviser for a period of at least five (5) years. The Compliance Officer shall deliver all required documentation to the President of the Adviser.

2. Every advisory representative shall file a quarterly report. Such report shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information.

     a) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;
     b) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
     c)   The price at which the transaction was effected; and,
     d) The name of the broker, dealer, or bank with or through whom the transaction was effected.

  Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

  All such reports shall be reviewed by the President (or in his absence, the Chief Investment Officer) promptly after their submission. Any violation of the Code of Ethics shall be reported promptly to the President of the Adviser.

  A copy of the report form is attached hereto.


SECTION 6:  GIFTS

      All advisory representatives are prohibited from accepting a gift, gratuity, favor or preferential treatment that could pose a potential conflict of interest to the business of KPM Investment Management, Inc. Therefore, no gift shall be accepted in excess of $100 where such payment is from a person or entity in which the KPM associate has a business relationship.


SECTION 7:  SERVICE AS A DIRECTOR

      All advisory representatives are prohibited from serving on the Board of Directors of a publicly traded company without prior written approval of both the President and Executive Vice President. This approval would only be granted in cases where it is clearly demonstrated that such Board service would be consistent with the interest of client accounts and the investment companies and their shareholders under KPM management.


SECTION 8:  EXEMPTED TRANSACTIONS

     The prohibitions of Section 3 of this Code of Ethics shall not apply to:

     1. Purchases or sales effected in any account over which an advisory representative has no direct or indirect influence or control;
     2. Purchases or sales of securities which are not eligible for purchase or sale by the Adviser, the private client accounts or any other accounts of the Adviser;
     3. Purchases or sales which are non-volitional on the part of an advisory representative;
     4. Purchases which are part of an automatic dividend reinvestment plan;
     5. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired for such issuer, and sales of such rights so acquired;
     6.   Transactions in government securities or mutual funds;
     7. Purchases or sales of securities with a market capitalization in excess of $500 million; or
     8. Purchases or sales of securities in an amount considered to be de minimis. As applied, de minimis shall mean the purchase or sale of securities in an amount which does not exceed 2% of the average weekly volume of all trading on all securities exchanges and/or NASDAQ during the preceding four calendar weeks.


SECTION 9:  DISSEMINATION AND CORPORATE RECORD RETENTION

      The adviser shall provide a copy of the Code of Ethics to all advisory representatives of the Adviser.

      The Adviser shall maintain for a five-year period the following records:

     1.   A copy of the Code of Ethics;
     2. A record of any violation of the Code of Ethics and of any action taken as a result of such a violation;
     3. A copy of each report made by an advisory representative pursuant to this Code of Ethics; and
     4. A list of all persons who are required to make reports pursuant to this Code of Ethics, which shall be attached to this Code.


SECTION 10: VIOLATIONS

      Any advisory representative who becomes aware of a violation or apparent violation of this Code of Ethics shall advise the President (or in his absence, the Chief Investment Officer) of the Adviser or the Compliance Officer of the matter. The person to whom the violation or apparent violation is made known shall thereupon report the matter to the Adviser's Board of Directors. The Board shall determine whether a violation has occurred and, if so, will impose such sanctions, if any, as it deems appropriate, including a letter of censure, suspension, termination of employment, or other sanctions.
                            APPENDIX A

                     ADVISORY REPRESENTATIVES


The names and titles of "advisory representatives" subject to the Code of Ethics as of May 15, 1998 were:

          ALL PORTFOLIOS EXCEPT TAX FREE FUND OF COLORADO
 (Trade preapproval is not required on Colorado tax exempt trades)

      Randall  D.  Greer,  Chairman, President  &  Chief  Executive
Officer
      Rodney  D. Cerny, Executive Vice President & Chief Investment
Officer
     Bruce H. Van Kooten, First Vice President
     Barry W. Dunaway, Assistant Vice President
     Diana M. Whitman, Director - Sales & Marketing
     Judith K. Mohr, Senior Investment Management Assistant
     Barbara Donelson, Investment Management Assistant
     Rita R. Hood, Secretary
     Alisha W. Horton, Secretary


   ALL FIXED INCOME PORTFOLIOS EXCEPT TAX FREE FUND OF COLORADO
   (Trade preapproval is not required on equity and Colorado tax exempt trades)

     Patrick M. Miner, Vice President


                TAX FREE FUND OF COLORADO PORTFOLIO
    (Trade preapproval is required only on Colorado tax exempt)

     Christopher B. Johns, First Vice President
     John R. Wyszynski, First Vice President


                    ROCKY MOUNTAIN EQUITY FUND

      Randall  D.  Greer, Chairman, President and  Chief  Executive
Officer
                            APPENDIX B

                  INVESTMENT ADVISERS ACT OF 1940

                       RULES AND REGULATIONS

 275.204-2(A) (12) (13)
        Text of rule ommited
                            APPENDIX C

                         APPLICABLE FORMS



             Preclearance Form for Personal Investing

                 Report of Securities Transactions